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                                                                  EXHIBIT 10.4

                  [LETTERHEAD OF ACCUMED INTERNATIONAL, INC.]

October 14, 1996

Donald M. Dorfman
641 West Willow Street - #208
Chicago, IL 60614

Subject:  Offer of Employment
          -------------------

Dear Don:

AccuMed International, Inc. is pleased to make you an offer of employment. The following information identifies the position, and gives a summary of some compensation features:

Position:       Vice President Client Services & Business Development -
                Responsibilities to include, but not be limited to development and management of the customer support organization. Some of the activities will include: customer training, installation, customer services and support for both major distributor and independent contracts; General Manager responsibilities for Oncometrics, Board reporting, monthly corporate reports and financial controls; New Product and Services development, i.e., laboratory services consulting business, C.M.E. accredited education programs, software support/upgrade(s) and maintenance contracts, as well as third party relations, i.e., financial -
                Rockford leasing.

Reports to:     President, Cytopathology Division

Effective:      As soon as possible, but not later than November 1, 1996

Base Salary:    $4,792.00 paid on a semi-monthly basis - $115,000/year

Bonus: Effective January 1, 1997, you will be eligible to earn up to 25% of your annual base salary based upon performance of mutually agreeable goals and objectives (MBO's)

Other: Upon development of a Laboratory Service Consulting Business, a Profit/Loss Compensation Plan will be developed, mutually agreeable between the parties. Such Business shall not be developed or launched prior to the 2nd Quarter, 1997.

Options: Upon acceptance of employment, as a signing bonus 25,000 Stock Options will be granted subject to the review and approval of the Board of Directors. Price of the Options will be set at $4.00 based on acceptance of employment on October 14.


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Page Two

October 14, 1996



                1996. This initial 25,000 grant will be exercisable, but restricted from sale for a period of twelve months. An additional 75,000 Stock Options will be granted subject to the review and approval of the Board of Directors. Price of the Options will be set at Fair Market Value on the close of the market on the day of the grant. Vesting will be calculated from the date of the grant approval and in accordance with Employer's Stock Plan (20% per year over a five year period).

                In the event that Peter P. Gombrich leases the company, or control of the company changes, all Stock Options granted in this letter offer will vest immediately.

Benefits:       Eligible for existing company insurance benefits subject to the terms and conditions of third party policies, effective the first day of the next month after completion of 30 day new employee period.

Vacation:       Three weeks vacation after completion of one year's service pursuant to company policy.

The information above is a brief outline of some pertinent elements of our offer. The attached Employment Agreement supersedes this letter and contains the entire understanding of the matters contemplated herein; this offer is predicated upon execution of the Employment Agreement by both parties. The Employment Agreement will be for a term of twelve months, with a twelve month severance provision.

Don, if you are in agreement with this offer, please execute the original and duplicate of this Letter and the Employment Agreement. Retain the duplicate(s) for your records, and return the original(s) to me. We look forward to your being a permanent member of this dynamic organization and contributing to our success.

Sincerely,

/s/  Peter P. Gombrich
Peter P. Gombrich
Chairman & CEO




/s/  Donald M. Dorfman
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Donald M. Dorfman                                  Date